UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2013

First Internet Bancorp

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

001-35750	20-348991
(Commission File Number)	(IRS Employer Identification No.)

8888 Keystone Crossing, Suite 1700
Indianapolis, Indiana	46240
(Address of Principal Executive Offices)	(Zip Code)

(317) 532-7900

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2013, the Compensation Committee of the Board of Directors of First Internet Bancorp (the "Company") terminated the Supplemental Executive Retirement Agreements that its subsidiary, First Internet Bank of Indiana (the "Bank"), had entered into with David B. Becker, the Company's Chairman of the Board and Chief Executive Officer, and three other senior executives. The Bank entered into these agreements with Mr. Becker and two of the other executives in 2005 and with the third executive in 2008. The terminated agreements are the only supplemental executive retirement arrangements that the Company or the Bank has with any of their executives.

As a result of the termination, Mr. Becker is eligible to receive his current accrued benefit of $519,950 and the other three executives are eligible to receive their aggregate current accrued benefit of $199,223. The termination of these agreements will not have an impact on the Company’s results of operations because the accrued amounts have been fully expensed as of July 31, 2013 and no further accruals will occur thereafter.

In compliance with Section 409A of the Internal Revenue Code, the accrued benefits will be paid to the executives on August 1, 2014, subject to the executive's execution of a release in form satisfactory to the Company, releasing the Bank and its affiliates from further liability with respect to his or her agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2013

FIRST INTERNET BANCORP

By:	/s/ Kay E. Whitaker
Kay E. Whitaker, Senior Vice President- Finance and Chief Financial Officer